                                                                      EXHIBIT 11
              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Calculation of Primary Earnings (Loss) Per Common Share and Fully Diluted Earnings (Loss) Per Common Share (unaudited)
                       (in thousands, except per share)

                                                     Nine Months Ended         Three Months Ended
                                                   ----------------------    -----------------------
                                                        September 30,             September 30,
                                                   ----------------------    -----------------------
                                                     1993         1992         1993           1992
                                                   ---------    ---------    ----------    ---------
Primary earnings (loss) per common share:
  Net Income (Loss)                                $(111,413)   $(411,472)    $ (53,484)   $  47,640
  Dividends on Preference Shares                      20,813       20,813         6,938        6,938
                                                   ---------    ---------     ---------    ---------

  Net Income (Loss) Applicable to Common Stock     $(132,226)   $(432,285)    $ (60,422)   $  40,702
                                                   =========    =========     =========    =========

  Average number of common shares outstanding         92,765       92,632        92,834       92,654
                                                   =========    =========     =========    =========

  Per share                                       $    (1.42)   $   (4.67)    $    (.65)   $     .43
                                                   =========    =========     =========    =========
Fully diluted earnings (loss) per common share:
 Net Income (Loss) Applicable to Common Stock      $(132,226)   $(432,285)    $ (60,422)   $  40,702
                                                   =========    =========     =========    =========
 Add income effect, assuming conversion of
  dilutive convertible securities                       ---          ---           ---          ---
                                                   ---------    ---------     ---------    ---------
 Net income (loss) on a fully diluted basis        $(132,226)   $(432,285)    $ (60,422)   $  40,702
                                                   =========    =========     =========    =========

 Average number of common shares outstanding          92,765       92,632        92,834       92,654

 Add common share effect, assuming conversion
  of dilutive convertible securities                    ---          ---           ---          ---
 Average number of common shares outstanding on    ---------    ---------     ---------    ---------
  a fully diluted basis                               92,765       92,632        92,834       92,654
                                                   =========    =========     =========    =========

 Per share                                         $   (1.42)   $   (4.67)     $   (.65)   $     .43
                                                   =========    =========     =========    =========

NOTE:

(1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.

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